UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	August 6, 2007

First Business Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	0-51028	39-1576570
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

401 Charmany Drive, Madison, Wisconsin 53719
(Address of principal executive offices, including zip code)

(608) 238-8008
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        On August 6, 2007, the Board of Directors of First Business Financial Services, Inc. (the “Company”), approved Executive Change-in-Control Severance Agreements (the “Agreements”), between the Company and each of Michael J. Losenegger, the Company’s Chief Operating Officer, James F. Ropella, the Company’s Chief Financial Officer, Mark J. Meloy, President and Chief Executive Officer of the Company’s First Business Bank subsidiary (the “Executives”).

        Each Agreement provides that the Executive that is a party to the Agreement is entitled to benefits if, within twelve calendar months after a change in control of the Company (as defined in the Agreement), the Executive’s employment is involuntarily terminated by the Company without cause (as defined in the Agreement) or the Executive terminates his employment for good reason (as defined in the Agreement), or if, within six months prior to a change in control of the Company, the Executive’s employment is involuntarily terminated at the request of the party involved in the change in control transaction. The benefits provided would be: (a) a lump sum payment of accrued base salary, accrued vacation pay and unreimbursed business expenses, (b) a lump sum payment of any bonus payable to the Executive, (c) cash equal to two times the Executive’s base salary at the time of termination or, if greater, the Executive’s base salary at the time of the change in control, payable in four equal semiannual installments (d) cash equal to the Executive’s target bonus at the time of termination or, if greater, the Executive’s target bonus at the time of the change in control, payable in four equal semiannual installments, and (e) subject to certain limitations, continued health insurance coverage for 18 months following the effective date of termination at the same coverage level and cost to the Executive as immediately prior to the effective date of termination. Each Agreement provides that if any portion of the benefits under the Agreement would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then the total payments under the Agreement will be reduced such that the Executive would not be required to pay the excise tax, provided that the reduction will only be made to the extent that the reduction would result in an increase in the aggregate payments and benefits to be provided under the Agreement, net of taxes. Each Agreement also contains a provision that restricts the Executive’s ability to solicit the Company’s customers for 24 months after his employment is terminated and restricts the Executive from assisting or influencing a defined set of the Company’s employees to leave the Company for 12 months after the Executive is terminated.

        Also on August 6, 2007, the Board of the Company approved an amendment to the Change-in-Control and Severance Agreement of Charles H. Batson, the Chief Executive Officer of the Company’s First Business Capital Corp. subsidiary. The agreement was amended to generally conform Mr. Batson’s agreement to the Agreements, including replacing the non-compete covenant with a provision that restricts Mr. Batson's ability to solicit the Company's customers for 24 months, replacing the agreement’s employee non-solicitation provision with a provision that restricts Mr. Batson from assisting or influencing a defined set of the Company's employees to leave the Company for 12 months after Mr. Batson is terminated and changing the timing of certain severance payments.

        The foregoing description of the Agreements is qualified in its entirety by reference to the full text of the form of Executive Change in Control Severance Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(10.1)	Form of Executive Change in Control Severance Agreement.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST BUSINESS FINANCIAL SERVICES, INC.
Date: August 9, 2007	By: /s/ James F. Ropella
James F. Ropella
Senior Vice President and Chief Financial Officer

FIRST BUSINESS FINANCIAL SERVICES, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

10.1	Form of Executive Change in Control Severance Agreement.